Exhibit 99

Analyst Contact:

Media Contact:

Jonathan Peisner

Julie Vincent

(317) 249-4390

(317) 249-4233

jpeisner@adesa.com	jvincent@adesa.com

ADESA Reports First Quarter 2006 Results

Financial Highlights

•                  Realized increase in used vehicles entered of 41,000 or 6.2 percent

•                  Experienced first increase in organic vehicle sold volume since early 2004

•                  Achieved record first quarter loan transaction volume of 280,952

•                  Achieved record first quarter income from continuing operations of $36.3 million, or $0.40 per share

•                  Deployed over $42 million for acquisitions and strategic investments

Carmel, IN, May 1, 2006—ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today reported its first quarter financial results for the period ended March 31, 2006.  For the first quarter of 2006, the company reported that net income increased 3.7 percent from the first quarter of 2005 to $36.3 million, or $0.40 per share, on revenues of $285.6 million.  Included in these results is a $2.7 million pre-tax charge, or $0.02 per diluted share, related to unreconciled balance sheet differences concealed by a former employee at the company’s Kitchener, Ontario, facility.  During the first quarter of 2006, the company also implemented Statement of Financial Accounting Standards (SFAS)
123(R), Share-based Payment, which resulted in approximately $1.0 million of pre-tax, incremental stock-based compensation, or nearly $0.01 per diluted share.  For the first quarter of 2005, the company reported net income of $35.0 million, or $0.38 per share, on revenues of $242.7 million.

“We are pleased with the continuing financial and operational performance of the Company,” said David Gartzke, ADESA Chairman and Chief Executive Officer.  “I am particularly pleased with the growth of AFC and with the signs of improving volumes that we are seeing in our ARS operations and across the industry.  In addition, during the quarter we have taken significant actions to strengthen our management team by adding A.R. Sales and Ron Beaver, which will enable us to more effectively implement our key strategic initiatives. These actions, together with numerous other actions that are being implemented across the company, position us well to take advantage of the improving industry trends,” concluded Mr. Gartzke.

Business Highlights

•                  Strengthened senior management team by the appointment of A.R. Sales as President and Chief Operating Officer and Ron Beaver as EVP and Chief Information Officer

•                  Completed acquisitions of N.E. Penn salvage & Sarasota used vehicle auctions

•                  Completed U.S. roll-out of Auction Access® dealer registration system

•                  Teamed with First Look to provide used vehicle dealers with custom auction and inventory optimization tools

Quarterly Consolidated Results

For the first quarter of 2006, the company reported a 17.7 percent increase in revenues to $285.6 million, compared with $242.7 million in the first quarter of 2005.  The $42.9 million increase in revenues was primarily the result of significant growth in institutional vehicles sold which require more ancillary services, such as reconditioning and transportation, strong performance by AFC and acquisition related revenue growth.  Favorable Canadian currency translation also impacted revenue in the quarter by approximately $3.3 million.  Selling, general and administrative expenses for the first quarter of 2006, included $2.7 million pre-tax, or $0.02 per diluted share, for the previously mentioned Kitchener charge and $1.0 million pre-tax, or approximately $0.01 per diluted share, of incremental stock-based compensation cost.   Net income for the first quarter was $36.3 million, or $0.40 per share, compared with net income of $35.0 million, or $0.38 per share, in the first quarter of 2005.

Quarterly Segment Results

As compared to the first quarter of 2005, Auction and Related Services (ARS) revenue increased 17.2 percent to $250.4 million. Revenue per vehicle sold for the ARS segment increased to $471 compared with $415 for the same quarter in 2005.  A significant increase in the number of institutional vehicles entered was the primary driver of the increase in revenue per vehicle sold, as these vehicles require a higher level of transportation, reconditioning and other ancillary services.  Also, contributing to the increase in revenue per vehicle was the mix of salvage vehicles sold, selective fee increases – driven in part by higher average wholesale used vehicle prices, and the impact of Canadian currency translation. ARS operating profit declined by 8.2 percent to $48.1 million, compared with $52.4 million a year ago, as operating expenses increased 25.4 percent to $202.3 million.  The primary contributors to the increase in ARS operating expenses were the costs for handling over 41,000 additional used vehicles, a significant increase in lower margin services such as reconditioning and transportation, higher fuel costs and the previously noted Kitchener charge.

For the first quarter of 2006, Dealer Financing (AFC) revenue increased 21.4 percent to $35.2 million.  During the quarter, revenue per loan transaction increased 20 percent to $125, while loan transaction unit volume grew 0.7 percent to 280,952.   The increase in revenue per loan transaction primarily resulted from an increase in the average value of used vehicles being floored and higher interest rates.    An increase in average portfolio duration as well as a decrease in the provision for loan losses also contributed to the increase in revenue per loan transaction.  AFC’s operating profit increased by 25.9 percent to $21.4 million, compared with $17.0 million in 2005, reflecting the fact that increased operating revenues more than offset higher operating expenses associated with processing more transactions, which resulted in improved operating margins as compared with the first quarter of 2005.

Quarterly segment income statements, including statistical information, for 2006, 2005, 2004, 2003 and 2002 can be found at the company’s Web site www.adesainc.com.

2006 Outlook

As discussed on the company’s February, 2006 earnings conference call, ADESA continues to expect 2006 diluted earnings per share from continuing operations to be approximately $1.47 to $1.55.  Excluding approximately $0.03 per diluted share resulting from the adoption of SFAS 123(R), the company continues to expect 2006 diluted earnings per share from continuing operations to be approximately $1.50 to $1.58.

ADESA provides earnings guidance on a continuing operations basis because management believes that this presentation provides useful information to investors to assist them in evaluating the company’s results period over period.  As a result, guidance does not reflect matters classified as discontinued operations.  In addition, the earnings guidance does not contemplate future items such as business development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments), significant litigation, and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for a period.  Prospective quantification of these items is generally not reasonable.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 37 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at   http://www.adesainc.com.

Earnings Webcast Information

As previously announced, ADESA will conduct a live webcast, including presentation visuals, tomorrow, Tuesday, May 2nd, at 9:00 a.m. Eastern Daylight Time.  The live webcast of the conference call, including slides, will be accessible through ADESA’s Web site at www.adesainc.com.  The company recommends that users go to the program at least 10 minutes prior to its start to ensure a connection.  The telephonic replay will be archived on the ADESA Web site through Tuesday, May 16, 2006.

The call will be hosted by ADESA’s Chairman and Chief Executive Officer, David Gartzke and Executive Vice President and Chief Financial Officer, Cam Hitchcock.  The call will feature a review of operating highlights and financial results for First Quarter 2006.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements, including statements regarding anticipated financial results and the company’s 2006 outlook are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors including: general business conditions; trends in new and used vehicle sales and incentives, including wholesale used vehicle pricing; economic conditions, including fuel prices, Canadian exchange rate and interest rate fluctuations; competition; trends in the vehicle remarketing industry;  business development activities, including acquisitions; investments in technology; litigation developments; weather; vehicle production and the other risk factors described in the company’s Annual Report on Form 10-K, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission.  Many of these risk factors are outside of the company’s control, and as such, they involve risks that are not currently known to the company that could cause actual results to differ materially from those discussed or implied herein.  The forward-looking statements in this document are made as of the date hereof and the company does not undertake to update its forward-looking statements.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005

Operating revenues
Auction and related services	$250.4	$213.7
Dealer financing	35.2	29.0
Total operating revenues	285.6	242.7

Operating expenses
Cost of services (exclusive of depreciation & amortization)	144.2	114.5
Selling, general and administrative	66.9	54.8
Depreciation and amortization	10.8	9.2
Total operating expenses	221.9	178.5

Operating profit	63.7	64.2

Interest expense	7.0	8.1
Other income, net	(1.7)	(1.5)

Income from continuing operations before income taxes	58.4	57.6

Income taxes	22.1	22.5

Income from continuing operations	$36.3	$35.1

Loss from discontinued operations, net of income taxes	—	(0.1)

Net income	$36.3	$35.0

Earnings per share—basic
Income from continuing operations	$0.40	$0.39
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.40	$0.39

Earnings per share—diluted
Income from continuing operations	$0.40	$0.38
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.40	$0.38

Weighted average shares outstanding:
Basic	89.76	90.69
Diluted	90.23	91.19

ADESA, Inc.

Condensed Consolidated Balance Sheets

(In millions)

	March 31, 2006	December 31, 2005
	(unaudited)
Cash and cash equivalents	$245.5	$245.9
Trade receivables, net	274.8	188.6
Finance receivables, net	241.7	196.7
Retained interests in finance receivables sold	65.8	56.8
Other current assets	37.8	36.1

Total current assets	865.6	724.1

Goodwill	543.2	532.6
Intangible and other assets	112.3	92.9
Property and equipment, net	600.7	595.9

Total assets	$2,121.8	$1,945.5

Current liabilities, excluding current maturities of debt	$501.0	$352.1
Current maturities of debt	70.0	70.0

Total current liabilities	571.0	422.1

Long-term debt	355.0	362.5
Other non-current liabilities	70.4	71.0
Stockholders’ equity	1,125.4	1,089.9

Total liabilities and equity	$2,121.8	$1,945.5